Exhibit (16)(c)


                        Calculation of Distribution Rate
                     MetLife - State Street High Income Fund


     The distribution rate is calculated by annualizing the latest per-share distribution from ordinary income and dividing the result by the maximum offering price per share as of the end of the period to which the distribution relates.

     The computation for the month ended March 31, 1990 is as follows:

                      .0725(a) x 12 = .87/6.16(b) = 14.12%

     (a) distribution rate for the month ended March 31, 1990

     (b) maximum offering price at March 31, 1990 ($6.16)



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                        Calculation of Distribution Rate
                      MetLife - State Street Managed Assets

     The distribution rate is calculated by annualizing the latest per-share distribution from ordinary income and dividing the result by the maximum offering price per share as of the end of the period to which the distribution relates.

     The computation for the month ended March 31, 1990 is as follows:

                       .1200(a) x 4 = .480/8.18(b) = 5.87%

     (a) distribution rate for the month ended March 31, 1990

     (b) net asset value at March 31, 1990 ($7.81) multiplying by maximum sales charge (100/95.5) = $8.18